Company Contacts:	Investor Relations Contact:
Telestone Technologies Corporation	CCG Investor Relations
Ms. Jun Man , Manager of the Office of the Board of Directors	Mr. John Harmon, CFA, Sr. Acct. Manager
Phone: +86-10-6860-8335 x1104	Phone: +86-10-8573-1014
E-mail: manjun-z@telestone.com	E-mail: john.harmon@ccgir.com

Telestone Technologies Corporation Announces Second-Quarter 2012 Results

BEIJING, China, August 15, 2012 - Telestone Technologies Corporation (NASDAQ: TSTC) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced financial results for the second quarter ended June 30, 2012.

Second-Quarter 2012 Highlights:

▪	Revenues were $17.9 million, a decrease of 26.6% as compared to $24.3 million in the year-ago quarter
▪	Gross profit was $6.6 million, as compared to $10.6 million in the year-ago quarter
▪	Net loss was $1.3 million, or $0.09 per diluted share; non-GAAP net loss was $1.2 million, or $0.08 per diluted share
▪	A related company received an initial RMB 2.5 million (U.S. $0.4 million) investment from Zhongguancun Development Group (the “Group”) for the research, development and commercialization of Telestone Intelligent Premise System (TIPS) technology. This investment is part of a RMB 15 million (U.S. $2.4 million) total commitment awarded in May, which the Group is expected to fulfill over the next three to five years

“Although we reported a loss in the second quarter, this was largely due to the current weak capital-spending environment and an allowance for doubtful accounts, which is in line with our expectations. This year, we have deliberately moderated our top-line growth in order to improve collections so that we can position Telestone for a return to growth and focus on developing our U-DAS (WFDS) and TIPS technologies.” commented Mr. Daqing Han, Chairman and CEO of Telestone.

Second-Quarter 2012 Results

Revenues in the second quarter of 2012 were $17.9 million, a 26.6% decrease from $24.3 million in the year-ago quarter. The year-over-year decrease in revenue was primarily attributable to a slow start to 4G network construction, the maturity of 3G deployment, intensified competition, and the Company’s strategic moderation of growth in certain cities with longer accounts receivable collection periods.

Equipment sales decreased 32.6% to $6.0 million from $8.8 million in the year-ago quarter. Sales of professional services declined 23.2% to $11.9 million, as compared to $15.5 million in the year-ago quarter. Equipment sales declined more than sales of professional services due to market share changes in a more competitive equipment market.

Sales to non-telecom operators and overseas customers amounted to approximately $3.3 million in the second quarter, or 18.4% of total revenue. Sales of WFDS-enabled products were $5.6 million, accounting for 31.4% of sales in the quarter, representing a decrease of 1.2% from $5.7 million, or 23.4% of sales in the year-ago quarter.

In the second quarter, revenue from the “Big-3” telecom carriers — China Mobile, China Unicom, and China Telecom — comprised 81.6% of total quarterly revenue, compared to 94.3% in the year-ago quarter.

Gross profit in the second quarter was $6.6 million, as compared to $10.6 million in the year-ago quarter. The gross margin decreased to 37.1% from 43.7% in the year-ago quarter.

Total operating expenses were $7.6 million, an increase of 47.7% from $5.1 million in the year-ago quarter. Sales and marketing expense was $3.0 million, roughly flat with the year-ago quarter. General and administrative expenses were $3.8 million, as compared to $1.4 million in the year-ago quarter. The increase in general and administrative expenses was primarily due to a $1.9 million allowance for doubtful accounts. Research and development expense was $0.6 million, or 3.2% of revenues for the quarter, as compared to $0.6 million, or 2.5% of revenues in the year-ago quarter.

The operating loss was $1.0 million, as compared to operating income of $5.5 million in the year-ago quarter.

The net loss was $1.3 million, as compared to net income of $4.5 million in the year-ago quarter. Both basic and diluted loss per share in the second quarter of 2012 were $0.09, as compared to basic and diluted earnings per share of $0.37 in the year-ago quarter. Non-GAAP net loss, which excludes $0.2 million of non-cash stock compensation expense, was $1.2 million, as compared to non-GAAP net income of $5.0 million in the year-ago quarter. The non-GAAP loss per diluted share was $0.08, versus non-GAAP earnings per diluted share of $0.40 in the year-ago quarter.

Six-Month Results

Revenue for the six months ended June 30, 2012 was $35.0 million, a 9.9% decrease as compared to $38.8 million in the same period of 2011. Gross profit decreased 23.6% to $13.2 million from $17.2 million in the year-ago period. Operating loss was $0.04 million, compared to operating income of $7.6 million in the year-ago period. Net loss was $0.8 million, or $0.06 per diluted share for the six months ended June 30, 2012, compared to net income of $6.1 million, or $0.50 per diluted share in the year-ago period. Non-GAAP net loss was $0.5 million, or $0.04 per diluted share, compared to non-GAAP net income of $7.0 million, or $0.57 per diluted share in the year-ago period. Weighted average diluted shares outstanding increased to 14.1 million shares from 12.3 million shares in the first six months of 2011.

Financial Condition

As of June 30, 2012, Telestone had $7.7 million in cash and cash equivalents, as compared to $18.9 million on December 31, 2011. Inventory was $10.7 million on June 30, 2012, as compared to $6.8 million at the end of 2011. Working capital was $126.2 million as of June 30, 2012, versus $126.7 million at the end of 2011. The Company had $11.2 million in short-term debt, as well as $51.5 million in accounts payable at the end of second quarter of 2012. Shareholders’ equity, including $1.5 million of non-controlling interests, totaled $143.4 million at the end the second quarter of 2012, as compared to $142.8 million at the end of 2011. Cash used in operating activities was $7.5 million in the first half of 2012, as compared to $11.1 million of cash used in operating activities in the year-ago period.

As of June 30, 2012, Telestone’s accounts receivable were $259.6 million, versus $251.5 million at the end of 2011. The accounts receivable turnover period (DSOs) for the quarter ended June 30 was 1,232 days. During the second quarter, Telestone collected $13.4 million in accounts receivable.

Business Outlook

For the full-year 2012, Telestone continues to expect revenues to increase to approximately $117 million.

“We believe that the current drought of spending is temporary and that the start of the carriers’ large-scale 4G network construction, in addition to the development and growth of our U-DAS and TIPS technology-based products, will help Telestone hit its revenue target this year and create a bright future for the company, its employees, and shareholders,” concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures. These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The Company’s adjusted financial measures may be defined differently than similar terms used by other companies. Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results.” These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company’s management uses adjusted financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. The Company’s adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets. Adjusted financial measures are used by the Company’s management in their financial and operating decision-making, because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons. The Company’s management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

The Company’s management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company’s core operating results and business outlook.

The adjusted financial measures have limitations. They do not include all items of income and expense that affect the Company’s operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company. Management compensates for these limitations by also considering the Company’s financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call on Wednesday, August 15, 2012 at 8:30 a.m. Eastern Daylight Time to discuss its financial results for the second quarter ended June 30, 2012.

The conference call may be accessed by calling:

U.S. Toll Free:	800-860-2442
U.S. Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

The conference pass code is 10017274.

A replay will be available for seven days starting on Wednesday, August 15, 2012, at 10:30 a.m. Eastern Daylight Time and can be accessed by dialing (877) 344-7529. International callers should dial +1 (412) 317-0088. When prompted, enter conference pass code 10017274.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than ten years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,500 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

	As of June 30,	As of December 31,
	2012	2011
	US$’000	US$’000
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	7,674	18,850
Accounts receivable, net of allowance	259,562	251,460
Due from related parties	1,543	1,534
Inventories, net of allowance	10,707	6,755
Prepayments	2,351	2,351
Other current assets	3,945	2,797

Total current assets	285,782	283,747

Goodwill	4,268	4,268
Property, plant and equipment, net	10,335	9,264
Lease prepayment	2,559	2,571

	17,162	16,103

Total assets	302,944	299,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	11,232	14,941
Accounts payable – Trade	51,481	46,450
Service cost payable	40,115	35,254
Customer deposits for sales of equipment	2,501	2,684
Due to related parties	1,821	1,831
Income tax payable	19,204	18,695
Accrued expenses and other accrued liabilities	33,192	37,229

Total current liabilities	159,546	157,084

Commitments and contingencies

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value:
Authorized – 100,000,000 shares as of June 30, 2012 and December 31, 2011
Issued and outstanding – 12,333,264 shares as of June 30, 2012 and December 31, 2011, respectively	12	12
Additional paid-in capital	49,420	50,148
Dedicated reserves	6,871	6,871
Other comprehensive income	13,072	12,329
Retained earnings	72,571	73,406

Total Telestone Technologies Corporation stockholder’s equity	141,946	142,766

Non-controlling interests	1,452	-

Total equity	143,398	142,766

Total liabilities and stockholders’ equity	302,944	299,850

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	US$’000	US$’000	US$’000	US$’000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Net sales of equipment	5,953	8,834	9,484	15,826
Service income	11,913	15,503	25,485	22,983

Total operating revenues	17,866	24,337	34,969	38,809

Cost of operating revenues:
Cost of net sales	3,497	5,305	5,662	9,136
Cost of service	7,749	8,398	16,147	12,441

Total cost of operating revenues	11,246	13,703	21,809	21,577

Gross profit	6,620	10,634	13,160	17,232

Operating expenses:
Sales and marketing	3,032	3,026	6,649	5,157
General and administrative	3,782	1,360	5,128	3,365
Research and development	567	620	1,030	868
Depreciation and amortization	192	120	393	222

Total operating expenses	7,573	5,126	13,200	9,612

Operating (loss)/income	(953)	5,508	(40)	7,620
Interest expense	(259)	(187)	(530)	(336)
Other income, net	236	121	284	324

(Loss)/Income before income taxes	(976)	5,442	(286)	7,608
Income taxes	(326)	(918)	(537)	(1,465)

Net (loss)/income	(1,302)	4,524	(823)	6,143

Net income attributable to non-controlling interests	(12)	-	(12)	-

Net (loss)/income attributable to Telestone Technologies Corporation common stockholders	(1,314)	4,524	(835)	6,143

Other comprehensive (loss)/income
Foreign currency translation	(77)	1,911	744	1,911

Total comprehensive (loss)/income attributable to Telestone Technologies Corporation common stockholders	(1,391)	6,435	(91)	8,054

(Loss)/Earnings per share:

Weighted average number of common stock outstanding
Basic	14,133,264	12,333,264	14,133,264	12,333,264
Effect of dilutive warrants and stock options	-	8,571	-	12,690

Diluted	14,133,264	12,341,835	14,133,264	12,345,954

	US$	US$	US$	US$
Net (loss)/income per share of common stock
Basic	(0.09)	0.37	(0.06)	0.50
Diluted	(0.09)	0.37	(0.06)	0.50

Telestone Technologies Corporation

Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2012	2011
	US$’000	US$’000
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	(823)	6,143
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization	393	222
Loss on disposal of property, plant and equipment	4	3
Provision for doubtful debt	1,870	-
Stock-based compensation	316	904
Changes in assets and liabilities:
Accounts receivable	(8,477)	(9,694)
Inventories	(3,918)	(4,032)
Prepayments	11	124
Other current assets	(1,133)	(2,411)
Accounts payable	4,770	1,713
Customer deposits for sales of equipment	(199)	348
Due to related parties	(152)	(1,829)
Income tax payable	398	1,283
Service cost payable, accrued expenses and other accrued liabilities	(587)	(3,898)

Net cash used in operating activities	(7,527)	(11,124)

Cash flows from investing activities
Proceeds from disposal of property, plant and equipment	8	-
Purchase of property, plant and equipment	(383)	(505)

Net cash used in investing activities	(375)	(505)

Cash flows from financing activities
Capital injection by non-controlling interests	395	-
Repayment of short-term bank loans	(3,798)	(3,868)
Short-term bank loans raised	-	4,180

Net cash (used in) from financing activities	(3,403)	312

Net decrease in cash and cash equivalents	(11,305)	(11,317)

Cash and cash equivalents, beginning of the period	18,850	31,020

Effect on exchange rate changes	129	202

Cash and cash equivalents, end of the period	7,674	19,905

Supplemental disclosure of cash flow information
Interest received	51	24
Interest paid	(500)	(314)
Tax paid	(138)	(120)

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation

Reconciliation of GAAP to Non-GAAP Results

(U.S. Dollars in Thousands, Except Per-Share Amounts)

	Three Months Ended June 30,		Six Months Ended March 30,
	2012	2011	2012	2011
Net Income	$(1,314)	$4,524	$(835)	$6,143
Add back: Stock-based compensation	158	452	316	904
Non-GAAP Net Income	$(1,156)	4,976	(519)	7,047
Non-GAAP Diluted EPS	$(0.08)	$0.40	$(0.04)	$0.57

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